Exhibit 4.5

VIE TERMINATION AGREEMENT

This VIE Termination Agreement (this “Agreement”) is made and entered into by and between the following parties on November 20, 2020 in Beijing, the People’s Republic of China (“China”, for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan).

Party A: Beijing Hexin Yongheng Technology Development Co., Ltd., a limited liability company duly incorporated and validly existing under PRC laws, with its registered address at 1301, 13th Floor in Floors 4-24, No.92 Jianguo Road, Chaoyang District, Beijing;

Party B: Wusu Hexin Yongheng Commercial and Trading Co., Ltd. (formerly known as Wusu Hexin Internet Small Loan Co., Ltd.), a limited liability company duly incorporated and validly existing under PRC laws, with its registered address at (East Store, 2nd Floor, Building B, Guangyuxincheng Property) No. 238 Chongqing Road, New Town Street, Wusu, Tacheng Area, Xinjiang;

Party C: Hexin E-Commerce Co., Ltd., a limited liability company duly incorporated and validly existing under PRC laws, with its registered address at 1313, 13th Floor in Floors 4-24, No.92, Jianguo Road, Chaoyang District, Beijing;

Party D: Ming Jia, a Chinese citizen, whose ID number is 130181198209277633;

Party E: Shiwei Wu, a Chinese citizen, whose ID number is 340825198411022411;

Party F: Huan Wang, a Chinese citizen, whose ID number is 130503198810121827.

In this Agreement, Party A, Party B, Party C, Party D, Party E and Party F are referred to as individually, a “Party”, such “Party”, collectively, the “Parties”, and the “Other Parties” to each other.

WHEREAS:

(1)                                          Prior to the date of this Agreement, each of Party A, Party B, Party C, Party D, Party E and Party F signs the documents as listed in the Annex I hereto (the documents as listed in the Annex I hereto are collectively referred to as the “Existing Control Documents”. For the avoidance of doubt, references to “all” and/or “any” of the Existing Control Documents herein are to all documents as listed in Annex I hereto only).

(2)                                          The Parties agree to terminate all of the Existing Control Documents in accordance with this Agreement.

NOW, THEREFORE, the Parties agree as follows:

Article 1  Termination of the Existing Control Documents

1.1                              Party A, Party B, Party C, Party D, Party E and Party F hereby irrevocably agree and acknowledge that all of the Existing Control Documents shall be terminated and have no effect as of the date of this Agreement.

1.2                              As of the date of this Agreement, Party A, Party B, Party C, Party D, Party E and Party F shall no longer have any rights under all and/or any of the Existing Control Documents, nor shall they be required to perform any obligations under all and/or any of the Existing Control Documents, provided that the rights and obligations that have been actually exercised or performed based on any of the Existing Control Documents by Party A, Party B, Party C, Party D, Party E and Party F shall be valid, and any amounts, proceeds or other benefits of any nature that have been obtained by a Party or are in its actual possession based on the Existing Control Documents are not required to be returned to the counterparty, and provided, further, that other accrued accounts receivable and payable of Party A, Party B, Party C, Party D, Party E or Party F shall be paid.

1.3                              Unless otherwise agreed in Article 1.2 above, each of Party A, Party B, Party C, Party D, Party E and Party F hereby irrevocably and unconditionally releases the Other Parties hereto from any disputes, claims, demands, rights, obligations, liabilities, actions, contracts or causes of action of any kind or nature that it had, has or may have in the future, directly or indirectly, relating to or arising out of all and/or any of the Existing Control Documents.

1.4                              Without prejudice to the general conditions of Articles 1.2 and 1.3 above, as of the date of this Agreement, each of Party A, Party B, Party C, Party D, Party E and Party F hereby releases the Other Parties hereto and their present and former directors, officers, employees, legal counsels and agents, their affiliates and their respective successors and assigns from any promises, debts, actions, demands, obligations and liabilities of every kind or nature, including claims and causes of action under the law or based on equitable principles, whether asserted or unasserted, absolute or contingent, known or unknown, that such Party or any of its heirs, successors, assigns or executors of estate had, has or may have in the future, relating to or arising out of the Existing Control Documents.

Article 2  Representations and Warranties

2.1                              Representations and warranties of the Parties. A Party hereby represents and warrants to the Other Parties as follow:

(1)                       Such Party shall have the full right, power and authority to enter into this Agreement and all contracts and documents to which it is a party as referred to herein, and the execution of this Agreement is of its true intent;

(2)                       The execution and performance of this Agreement shall not constitute the breach by such Party of any constitutional documents, executed agreements and obtained approvals to which it is a party or which are binding on such Party, or result in its violation of or the need to obtain a judgement, decision, order or consent of any court, governmental authority or regulatory body;

(3)                       Such Party has obtained all consents, approvals and authorization necessary for its valid execution of this Agreement and all contracts and documents mentioned herein to which it is a party, and its compliance with and performance of its obligations under this Agreement and other aforementioned contracts and documents.

Article 3  Undertakings

3.1                              To successfully complete the termination of rights and obligations under the Existing Control Documents, the Parties shall sign all necessary or appropriate documents, take all necessary or appropriate actions, actively assist the Other Parties in obtaining relevant governmental approvals and/or registration documents, and actively participate in procedures in relation to the termination (including but not limited to deregistration of share pledge).

Article 4  Termination of Agreement

4.1                              Except for termination conditions as specified in this Agreement, the Parties agree that this Agreement may be terminated in any of the following circumstances:

(1)                                Upon the Parties’ unanimous consent, in which case all costs and losses resulting therefrom shall be paid by each Party respectively; or

(2)                                By the Other Parties, when the intended purpose of this Agreement can no longer be achieved as a result of certain Party’s breach of its obligations.

Article 5  Default Liabilities and Indemnifications

5.1                              A breach of or failure to perform any representation, warranty, undertaking, obligation or liability under this Agreement by any Party hereto shall constitute a default.

5.2                              Unless otherwise specified in this Agreement, if a Party’s breach of this Agreement results in any costs, liabilities or any losses of the Other Parties, the defaulting Party shall indemnify the non-defaulting Parties for any and all of the above losses (including but not limited to interests and attorney’s fees paid arising from the default). The total amount of indemnification paid by the defaulting Party to the non-defaulting Party shall be equal to the losses resulting from such default.

Article 6  Governing Law and Dispute Resolution

6.1                              The execution, effectiveness, interpretation, performance and dispute resolution shall be governed by and interpreted in accordance with PRC laws.

6.2                              Any and all disputes arising out of or in connection with the implementation of this Agreement shall be resolved by the Parties through amicable negotiation.

6.3                              Any Party shall have the right to submit a dispute arising out of this Agreement to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its arbitration rules and procedures in effect at that time in Beijing. The arbitration tribunal shall consist of three arbitrators appointed in accordance with the arbitration rules. The applicant and the respondent shall each appoint one arbitrator, and the third one shall be appointed by the two arbitrators or by CIETAC. The arbitration shall be confidential and in Chinese. The arbitration award shall be final and binding on the Parties.

6.4                              During the pendency of arbitration, all rights and obligations of the Parties shall continue, except for the rights and obligations pending a final decision of any claim arising therefrom.

Article 7  Confidentiality

7.1                              Each Party shall be obliged to keep this Agreement and any matters in relation to it confidential. Without the written consent of the Other Parties, each Party shall not disclose any matter in relation to this Agreement to a third party other than the Parties provided herein, except that:

(1)                                The disclosure may be made to accountants, lawyers and other professionals who are engaged in the course of normal business, provided that each of them must be obliged to keep confidential the information obtained in relation to this Agreement; or

(2)                                Such material and documents are publicly available or the disclosure of such material is explicitly required by laws, regulations or relevant securities regulatory authorities.

Article 8  Miscellaneous

8.1                              This Agreement shall take effect after the Parties hereto sign this Agreement.

8.2                              This Agreement may be amended or modified upon the Parties’ unanimous consent.  Any amendment or modification must be in writing and will take effect after the Parties’ execution.

8.3                              If any term of this Agreement is determined to be invalid or unenforceable, then such provision shall be deemed as non-existent from the beginning and shall not affect the validity of other provisions in this Agreement. The Parties hereto shall agree a new provision to the extent permitted by law, to ensure the achievement of the intent of the original provision as much as possible.

8.4                              Unless otherwise agreed in this Agreement, failure or delay of a Party’s exercise of any right, power or privilege under this Agreement shall not be considered as a waiver of such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude the exercise of any other right, power or privilege.

8.5                              This Agreement shall be executed in six counterparts, and each Party shall hold one counterpart with the same legal effect.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has, or caused its/his/her authorized representative to have, signed this VIE Termination Agreement on the date first written above, and this VIE Termination Agreement has taken effect for the Parties’ observance.

Party A:
Beijing Hexin Yongheng Technology Development Co., Ltd. (Seal)

By:
Name: [ ]
Title: [ ]

Party B:
Wusu Hexin Yongheng Commercial and Trading Co., Ltd. (Seal)

By:
Name: [ ]
Title: [ ]

Party C:
Hexin E-Commerce Co., Ltd. (Seal)

By:
Name: [ ]
Title: [ ]

Signature Page to the VIE Termination Agreement

IN WITNESS WHEREOF, each of the Parties has, or caused its/his/her authorized representative to have, signed this VIE Termination Agreement on the date first written above, and this VIE Termination Agreement has taken effect for the Parties’ observance.

Party D:
Ming Jia

By:

Party E:
Shiwei Wu

By:

Party F:
Huan Wang

By:

Signature Page to the VIE Termination Agreement

Annex I

List of Existing Control Documents

SN	Name of Document	Parties to Document	Date of Signature
1	Exclusive Business Cooperation Agreement	Beijing Hexin Yongheng Technology Development Co., Ltd. Wusu Hexin Yongheng Commercial and Trading Co., Ltd. (formerly known as Wusu Hexin Internet Small Loan Co., Ltd., the same below)	January 1, 2018
2	Exclusive Call Option Agreement	Beijing Hexin Yongheng Technology Development Co., Ltd. Hexin E-Commerce Co., Ltd. Wusu Hexin Yongheng Commercial and Trading Co., Ltd.	January 1, 2018
3	Exclusive Call Option Agreement	Beijing Hexin Yongheng Technology Development Co., Ltd. Ming Jia Wusu Hexin Yongheng Commercial and Trading Co., Ltd.	January 1, 2018
4	Exclusive Call Option Agreement	Beijing Hexin Yongheng Technology Development Co., Ltd. Shiwei Wu Wusu Hexin Yongheng Commercial and Trading Co., Ltd.	January 1, 2018
5	Share Pledge Agreement	Beijing Hexin Yongheng Technology Development Co., Ltd. Hexin E-Commerce Co., Ltd. Wusu Hexin Yongheng Commercial and Trading Co., Ltd.	January 1, 2018
6	Share Pledge Agreement	Beijing Hexin Yongheng Technology Development Co., Ltd. Ming Jia Wusu Hexin Yongheng Commercial and Trading Co., Ltd.	January 1, 2018
7	Share Pledge Agreement	Beijing Hexin Yongheng Technology Development Co., Ltd. Shiwei Wu Wusu Hexin Yongheng Commercial and Trading Co., Ltd.	January 1, 2018
8	Loan Agreement	Beijing Hexin Yongheng Technology Development Co., Ltd. Hexin E-Commerce Co., Ltd.	January 1, 2018
9	Loan Agreement	Beijing Hexin Yongheng Technology Development Co., Ltd. Ming Jia	January 1, 2018
10	Loan Agreement	Beijing Hexin Yongheng Technology Development Co., Ltd. Shiwei Wu	January 1, 2018
11	Power of Attorney	Hexin E-Commerce Co., Ltd.	January 1, 2018
12	Power of Attorney	Ming Jia	January 1, 2018
13	Power of Attorney	Shiwei Wu	January 1, 2018
14	Consent Letter	Huan Wang	January 1, 2018

Annex to the VIE Termination Agreement